FORM OF SUB-ADMINISTRATION AND ACCOUNTING SERVICES AGREEMENT

THIS AGREEMENT is made as of ________, _____ by and between BNY MELLON INVESTMENT SERVICING (US) INC., a Massachusetts corporation (“BNYM”), and TOUCHSTONE ADVISORS, INC. a [_____________ corporation/Massachusetts business trust] (the “Administrator”).  Capitalized terms not otherwise defined shall have the meanings set forth in Appendix A.

BACKGROUND

A.
The Administrator serves as the administrator of each registered investment company listed on Exhibit A attached hereto and made a part hereof, as such Exhibit A may be amended from time to time (each, a “Fund”).

B.
The Administrator wishes to retain BNYM to provide sub-administration and accounting services on behalf of each Fund’s investment portfolios also listed on Exhibit A attached hereto (each a “Portfolio”) and BNYM wishes to furnish such services.

C.	Each Fund is registered as an open-end management investment company under the Investment Company Act of 1940 (the “1940 Act”).

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, and intending to be legally bound hereby the parties hereto agree as follows:

1. Appointment.  The Administrator hereby appoints BNYM to provide sub-administration and accounting services with respect to each of the Fund’s Portfolios, in accordance with the terms set forth in this Agreement.  BNYM accepts such appointment and agrees to furnish such services.  BNYM shall be under no duty to take any action hereunder on behalf of the Administrator, a Fund or any Portfolio except as specifically set forth herein or as may be specifically agreed to by BNYM and the Administrator in a written amendment hereto. BNYM shall not bear, or otherwise be responsible for, any fees, costs or expenses charged by any third party service providers engaged by the Administrator with respect to a Fund or by any other third party service provider to a Fund.

2.	Instructions.

(a)           Unless otherwise provided in this Agreement, BNYM shall act only upon Oral Instructions or Written Instructions.

(b)           BNYM shall be entitled to rely upon any Oral Instruction or Written Instruction it receives from an Authorized Person (or from a person reasonably believed by BNYM to be an Authorized Person) pursuant to this Agreement.  BNYM may assume that any Oral Instruction or Written Instruction received hereunder is not in any way inconsistent with the provisions of organizational documents or this Agreement or of any vote, resolution or proceeding of a Fund’s Board of Trustees or of a Fund’s shareholders, unless and until BNYM receives Written Instructions to the contrary.

(c)           The Administrator agrees to forward to BNYM Written Instructions confirming Oral Instructions (except where such Oral Instructions are given by BNYM or its affiliates) so that BNYM receives the Written Instructions by the close of business on the same day that such Oral Instructions are received.  The fact that such confirming Written Instructions are not received by BNYM or differ from the Oral Instructions shall in no way invalidate the transactions or enforceability of the transactions authorized by the Oral Instructions or BNYM’s ability to rely upon such Oral Instructions.

3.	Right to Receive Advice.

(a)           Advice of the Administrator.  If BNYM is in doubt as to any action it should or should not take, BNYM may request directions or advice, including Oral Instructions or Written Instructions, from the Administrator.

(b)           Advice of Counsel.  If BNYM shall be in doubt as to any question of law pertaining to any action it should or should not take, BNYM may request advice from counsel of its own choosing (who may be counsel for a Fund, a Fund’s investment adviser or BNYM, at the option of BNYM).

(c)           Conflicting Advice.  In the event of a conflict between directions or advice or Oral Instructions or Written Instructions BNYM receives from the Administrator and the advice BNYM receives from counsel, BNYM may rely upon and follow the advice of counsel.

(d)           No Obligation to Seek Advice. Nothing in this section shall be construed so as to impose an obligation upon BNYM (i) to seek such directions or advice or Oral Instructions or Written Instructions, or (ii) to act in accordance with such directions or advice or Oral Instructions or Written Instructions.

4.	Records; Visits.

(a)           The books and records pertaining to a Fund and its Portfolios which are in the possession or under the control of BNYM shall be the property of such Fund. The Administrator, a Fund and Authorized Persons shall have access to such books and records at all times during BNYM’s normal business hours.  Upon the reasonable request of the Administrator or a Fund, copies of any such books and records shall be provided by BNYM to such Fund or to an Authorized Person, at the Fund’s expense.

(b)	BNYM shall keep the following records:

(i)	all books and records with respect to each Portfolio’s books of account;

(ii)	records of each Portfolio’s securities transactions; and

(iii)	all other books and records as BNYM is required to maintain pursuant to Rule 31a-1 of the 1940 Act in connection with the services provided hereunder.

5.	Confidentiality. Each party shall keep confidential any information relating to the other party’s business (“Confidential Information”).  Confidential Information shall include (a) any data or information that is competitively sensitive material, and not generally known to the public, including, but not limited to, information about product plans, marketing strategies, finances, operations, customer relationships, customer profiles, customer lists, sales estimates, business plans, and internal performance results relating to the past, present or future business activities of the Administrator, a Fund or BNYM, their respective subsidiaries and affiliated companies; (b) any scientific or technical information, design, process, procedure, formula, or improvement that is commercially valuable and secret in the sense that its confidentiality affords the Administrator, a Fund or BNYM a competitive advantage over its competitors; (c) all confidential or proprietary concepts, documentation, reports, data, specifications, computer software, source code, object code, flow charts, databases, inventions, know-how, and trade secrets, whether or not patentable or copyrightable; and (d) anything designated as confidential.  Notwithstanding the foregoing, information shall not be Confidential Information and shall not be subject to such confidentiality obligations if it: (a) is already known to the receiving party at the time it is obtained; (b) is or becomes publicly known or available through no wrongful act of the receiving party; (c) is rightfully received from a third party who, to the best of the receiving party’s knowledge, is not under a duty of confidentiality; (d) is released by the protected party to a third party without restriction; (e) is requested or required to be disclosed by the receiving party pursuant to a court order, subpoena, governmental or regulatory agency request or law; (f) is relevant to the defense of any claim or cause of action asserted against the receiving party; (g) is Fund information provided by BNYM in connection with an independent third party compliance or other review; (h) is necessary or desirable for BNYM to release such information in connection with the provision of services under this Agreement; or (h) has been or is independently developed or obtained by the receiving party.  The provisions of this Section 5 shall survive termination of this Agreement for a period of three (3) years after such termination.

6. Liaison with Accountants.  BNYM shall act as liaison with a Fund’s independent public accountants and shall provide account analyses, fiscal year summaries, and other audit-related schedules with respect to each Portfolio.  BNYM shall take all reasonable action in the performance of its duties under this Agreement to assure that the necessary information is made available to such accountants for the expression of their opinion, as required by a Fund.

7. BNY Mellon System.  BNYM shall retain title to and ownership of any and all data bases, computer programs, screen formats, report formats, interactive design techniques, derivative works, inventions, discoveries, patentable or copyrightable matters, concepts, expertise, patents, copyrights, trade secrets, and other related legal rights utilized by BNYM in connection with the services provided by BNYM with respect to a Fund.

8. Disaster Recovery.  BNYM shall enter into and shall maintain in effect with appropriate parties one or more agreements making reasonable provisions for emergency use of electronic data processing equipment to the extent appropriate equipment is available.  In the event of equipment failures, BNYM shall, at no additional expense to a Fund, take reasonable steps to minimize service interruptions.  BNYM shall have no liability with respect to the loss of data or service interruptions caused by equipment failure, provided such loss or interruption is not caused by BNYM’s own intentional misconduct, bad faith or gross negligence with respect to its duties under this Agreement.

9.	Compensation.

(a)           As compensation for services rendered by BNYM during the term of this Agreement, the Administrator will pay to BNYM a fee or fees as may be agreed to in writing by the Administrator and BNYM.

(b)           The undersigned hereby represents and warrants to BNYM that (i) the terms of this Agreement, (ii) the fees and expenses associated with this Agreement, and (iii) any benefits accruing to BNYM or to the adviser or sponsor to a Fund in connection with this Agreement, including but not limited to any fee waivers, conversion cost reimbursements, up front payments, signing payments or periodic payments  made or to be made by BNYM to such adviser or sponsor or any affiliate of the Administrator or a Fund relating to this Agreement have been fully disclosed to the Board of Trustees of the applicable Fund and that, if required by applicable law, such Board of Trustees has approved or will approve the terms of this Agreement, any such fees and expenses, and any such benefits.

(c)           Notwithstanding the limitation of liability provisions of this Agreement or the termination of this Agreement, the Administrator shall remain responsible for paying to BNYM the fees set forth in the applicable fee letter.

10.	Standard of Care/Limitation of Liability.

(a)           Subject to the terms of this Section 10, BNYM shall be liable to the Administrator, the Funds (or any person or entity claiming through the Funds) for damages only to the extent caused by BNYM’s own intentional misconduct, bad faith or gross negligence with respect to its duties under this Agreement (“Standard of Care”).

(b)           BNYM's cumulative maximum liability to the Administrator, the Funds and any person or entity claiming through the Funds for any loss, claim, suit, controversy, breach or damage of any nature whatsoever (including but not limited to those arising out of or related to this Agreement) and regardless of the form of action or legal theory (“Loss”) shall not exceed the fees received by BNYM for services provided hereunder during the twelve (12) months immediately prior to the date of the first such Loss.

(c) BNYM shall not be liable for damages (including without limitation damages caused by delays, failure, errors, interruption or loss of data) occurring directly or indirectly by reason of circumstances beyond its reasonable control, including without limitation acts of God; action or inaction of civil or military authority; national emergencies; public enemy; war; terrorism; riot; fire; flood; catastrophe; sabotage; epidemics; labor disputes; civil commotion; interruption, loss or malfunction of utilities, transportation, computer or communications capabilities; insurrection; elements of nature; non-performance by a third party; failure of the mails; or functions or malfunctions of the internet, firewalls, encryption systems or security devices caused by any of the above.

(d) BNYM shall not be under any duty or obligation to inquire into and shall not be liable for the validity or invalidity, authority or lack thereof, or truthfulness or accuracy or lack thereof, of any instruction, direction, notice, instrument or other information which BNYM reasonably believes to be genuine.  BNYM shall not be liable for any damages that are caused by actions or omissions taken by BNYM in accordance with Written Instructions or advice of counsel.  BNYM shall not be liable for any damages arising out of any action or omission to act by any prior service provider of the Fund or for any failure to discover any such error or omission.

(e) Neither BNYM nor its affiliates shall be liable for any consequential, incidental, exemplary, punitive, special or indirect damages, whether or not the likelihood of such damages was known by BNYM or its affiliates.

(f) No party may assert a cause of action against BNYM or any of its affiliates that allegedly occurred more than 15 months immediately prior to the filing of the suit (or, if applicable, commencement of arbitration proceedings) alleging such cause of action.

(g) Each party shall have a duty to mitigate damages for which the other party may become responsible.

(h)	This Section 10 shall survive termination of this Agreement.

11.           Indemnification. Absent BNYM’s failure to meet its Standard of Care (defined in Section 10 above), the Administrator agrees to indemnify, defend and hold harmless BNYM and its affiliates and their respective directors, trustees, officers, agents and employees from all claims, suits, actions, damages, losses, liabilities, obligations, costs and reasonable expenses (including attorneys’ fees and court costs, travel costs and other reasonable out-of-pocket costs related to dispute resolution) arising directly or indirectly from: (a) any action or omission to act by any prior service provider with respect to a Fund; and (b) any action taken or omitted to be taken by BNYM in connection with the provision of services to a Fund.   This Section 11 shall survive termination of this Agreement.

12.           Description of Accounting Services on a Continuous Basis.  BNYM will perform the following accounting services with respect to each Portfolio:

(i)	Journalize investment, capital share and income and expense activities;

(ii)	Verify investment buy/sell trade tickets when received from the investment adviser for a Portfolio (the “Adviser”) and transmit trades to the Fund’s custodian (the “Custodian”) for proper settlement;

(iii)           Maintain individual ledgers for investment securities;

(iv)	Maintain historical tax lots for each security;

(v)	Reconcile cash and investment balances of each Fund with its Custodian, and provide the Adviser with the beginning cash balance available for investment purposes;

(vi)	Update the cash availability throughout the day as required by the Adviser;

(vii)	Post to and prepare the Statement of Assets and Liabilities and the Statement of Operations;

(viii)	Calculate various contractual expenses (e.g., advisory and custody fees);

(ix)	Monitor the expense accruals and notify an officer of the relevant Fund of any proposed adjustments;

(x)	Control all disbursements and authorize such disbursements upon Written Instructions;

(xi)	Calculate capital gains and losses;

(xii)	Determine net income;

(xiii)
Obtain security market quotes from independent pricing services approved by the Adviser, or if such quotes are unavailable, then obtain such prices from the Adviser, and in either case calculate the market value of each Portfolio’s investments in accordance with the relevant Fund's valuation policies or guidelines; provided, however, that BNYM shall not under any circumstances be under a duty to independently price or value any of a Fund's investments itself or to confirm or validate any information or valuation provided by the Adviser or any other pricing source, nor shall BNYM have any liability relating to inaccuracies or otherwise with respect to such information or valuations;

(xiv)	Transmit or make available a copy of the daily portfolio valuation to the Adviser;

(xv)	Compute net asset value; and

(xvi)	As appropriate, compute yields, total return, expense ratios, portfolio turnover rate, and, if required, portfolio average dollar-weighted maturity.

13.           Description of Sub-Administration Services on a Continuous Basis.  BNYM will perform the following administration services with respect to each Portfolio:

(i)	Prepare quarterly broker security transactions summaries;

(ii)	Prepare monthly security transaction listings;

(iii)	Supply various normal and customary Portfolio and Fund statistical data as requested on an ongoing basis;

(iv)	Prepare for execution and filing each Fund’s Federal and state tax returns;

(v)	Monitor each Portfolio’s status as a regulated investment company under Sub-chapter M of the Internal Revenue Code of 1986, as amended;

(vi)
Prepare each Fund’s financial statements for its annual and semi-annual shareholder reports, and prepare and coordinate the filing of Forms N-CSR, N-Q and N-PX (with the Fund providing the voting records in the format required by BNYM);

(vii)
Prepare and coordinate the filing of annual Post-Effective Amendments to each Fund’s Registration Statement (not including the creation of a series or class); prepare and file (or coordinate the filing of) (i) semi-annual reports on Form N-SAR and (ii) Notices pursuant to Rule 24f-2;

(viii)	Administratively assist in obtaining the fidelity bond and directors’ and officers’/errors and omissions insurance policies for each Fund;

(ix)	Draft agendas (with final selection of agenda items being made by Fund counsel) and resolutions for quarterly board meetings;

(x)	Coordinate the assembly and mailing of board materials for quarterly board meetings;

(xi)	Attend quarterly board meetings and draft minutes thereof;

(xii)	Provide Rule 38a-1compliance policies and procedures with respect to relevant services provided by BNYM; and

(xiii)	Maintain a regulatory calendar for each Fund listing various SEC filing and board approval deadlines.

All regulatory services are subject to the review and approval of Fund counsel.

14.	Uncertain Tax Positions Services.

(a)           BNYM shall provide the following services (the “Services”) to each Fund with respect to the Fund’s Tax Positions (as defined below) for each Review Period (as defined below):

(i)           Documentation of all material tax positions taken by a Fund with respect to thefollowing fiscal years and identified to BNYM (“Tax Positions”): theFund’s fiscal years ended _________________, _________________ and_________________ and each fiscal year of the Fund thereafter (each such fiscal year being a “Review Period”);

(ii)           Review of such Fund’s: (A) tax provision workpapers, (B) excise tax distributionworkpapers, (C) income and excise tax returns, (D) tax policies and proceduresand (E) Subchapter M compliance workpapers;

(iii)           Determination as to whether the Tax Positions have been consistently applied anddocumentation of any inconsistencies;

(iv)           Review of relevant statutory authorities;

(v)           Review of any tax opinions and legal memoranda prepared by tax counsel or taxauditors to the Fund;

(vi)           Review of standard mutual fund industry practices, to the extent such practices areknown to or may reasonably be determined by BNYM; and

(vii)           Delivery of a written report to such Fund with respect to the above.

(b)           The following are expressly excluded from the Services: (i)  assessment of risk of any challenge by the Internal Revenue Service or other taxing authority against any Tax Position (including, without limitation, whether it is “more likely than not” such Tax Position would be sustained); (ii) calculation of any tax benefit measurement, in whole or in part, that may be required if any “more likely than not” threshold has not been met; and (iii) any tax opinion or tax advice.  Additionally, none of the Services shall be deemed to be or constitute a tax opinion or tax advice.

(c)           The Administrator shall cause a Fund shall provide such information and documentation as BNYM may reasonably request in connection with the Services.  A Fund's independent public accountants shall cooperate with BNYM and make such information available to BNYM as BNYM may reasonably request.

(d)           Notwithstanding anything to the contrary in this Agreement and without limiting any rights, protections or limitations of liability otherwise provided to BNYM pursuant to this Agreement, (i) BNYM is authorized and permitted to release such information as is necessary or desirable to be released in connection with the provision of any of the Services, (ii) management of a Fund is responsible for complying with all uncertain tax positions reporting obligations relating to such Fund and BNYM shall have no liability to the Fund or any other entity or governmental authority with respect to any tax positions taken by the Fund, (iii) BNYM shall have no liability either for any error or omission of any other servicer provider (including any accounting firm or tax adviser) to a Fund or for any failure to discover any such error or omission, (iv) a Fund shall be responsible for all filings, tax returns and reports on all Tax Positions and for the payment of all taxes and similar items (including without limitation penalties and interest related thereto) and (v) in the event of any error or omission in the performance of a Service a Fund’s sole and exclusive remedy and BNYM’s sole liability shall be limited to re-performance of the applicable Service and the preparation and delivery to the Fund of a corrected report enumerated in Section 14(a)(vii) above (if necessary), such re-performance, preparation and delivery to be provided at no additional service charge to the Administrator.

(e)            IRS CIRCULAR 230 DISCLOSURE:

To ensure compliance with requirements imposed by the Internal Revenue Service, BNYM informs the Administrator that any U.S. tax advice contained in any communication from BNYM to the Administrator or the Funds (including any future communications) is not intended or written to be used, and cannot be used, for the purpose of (i) avoiding penalties under the Internal Revenue Code or (ii) promoting, marketing or recommending to another party any transaction or matter addressed herein or therein.”

15.	Duration and Termination.

(a)           This Agreement shall be effective on the date first written above and unless terminated pursuant to its terms shall continue for a period of five (5) years (the “Initial Term”).

(b)           Upon the expiration of the Initial Term, this Agreement shall automatically renew for successive terms of one (1) year (“Renewal Terms”) each, unless the Administrator or BNYM provides written notice to the other of its intent not to renew.  Such notice must be received not less than ninety (90) days prior to the expiration of the Initial Term or the then current Renewal Term.

(c)           In the event of termination, all expenses associated with movement of records and materials and conversion thereof to a successor service provider will be borne by the Administrator and paid to BNYM prior to any such conversion.

(d)           If a party hereto is guilty of a material failure to perform its duties and obligations hereunder (a “Defaulting Party”) the other party (the “Non-Defaulting Party”) may give written notice thereof to the Defaulting Party, and if such material failure shall not have been remedied within thirty (30) days after such written notice is given of such material failure, then the Non-Defaulting Party may terminate this Agreement by giving thirty (30) days written notice of such termination to the Defaulting Party. In all cases, termination by the Non-Defaulting Party shall not constitute a waiver by the Non-Defaulting Party of any other rights it might have under this Agreement or otherwise against the Defaulting Party.

(e)           Notwithstanding anything contained in this Agreement to the contrary (other than as contained in Section 15(f) below), if in connection with a Change in Control (for purposes of this Section 15(e) “Change of Control” is defined to mean a merger, consolidation, adoption, acquisition, change in control, re-structuring, or re-organization of or any other similar occurrence involving the Administrator, a Fund or any affiliate of the Fund) the Administrator gives notice to BNYM terminating it as the provider of any of the services hereunder or if the Administrator otherwise terminates this Agreement before the expiration of the then-current Initial or Renewal Term (“Early Termination”): (i) BNYM shall, if requested by the Administrator, make a good faith effort to facilitate a conversion to a successor service provider, provided that BNYM does not guarantee that it will be able to effect a conversion on the date(s) requested by the Administrator and before the effective date of the Early Termination, the Administrator shall pay to BNYM an amount equal to all fees and other amounts (“Early Termination Fee”) calculated as if BNYM were to provide all services hereunder until the expiration of the then-current Initial or Renewal Term. The Early Termination Fee shall be calculated using the average of the monthly fees and other amounts due to BNYM under this Agreement during the last three calendar months before the date of the notice of Early Termination (or if not given the date it should have been given). The Administrator expressly acknowledges and agrees that the Early Termination Fee is not a penalty but reasonable compensation to BNYM for the termination of services before the expiration of the then-current Initial or Renewal Term. If the Administrator gives notice of Early Termination after expiration of the specified notice period to terminate this Agreement in the ordinary course at the end of the then-current Initial or Renewal Term, the references above to “expiration of the then-current Initial or Renewal Term” shall be deemed to mean “expiration of the Renewal Term immediately following the then-current Initial or Renewal Term.” If any of a Fund’s assets serviced by BNYM under this Agreement are removed from the coverage of this Agreement (“Removed Assets”) and are subsequently serviced by another service provider: (i) the Administrator will be deemed to have caused an Early Termination with respect to such Removed Assets as of the day immediately preceding the first such removal of assets and (ii) at, BNYM’s option, either (1) the Administrator will also be deemed to have caused an Early Termination with respect to all non-Removed Assets as of a date selected by BNYM or (2) this Agreement will remain in full force and effect with respect to all non-Removed Assets.

(f)           In the event that this Agreement is terminated in accordance with the provisions of Section 15(d) above, Section 15(e) above shall be treated as if it was not a part of this Agreement (provided that the removal of assets as referenced in the preamble to the last sentence of such Section 15(e) shall not be permitted prior to the termination date of this Agreement).

16.           Notices. Notices shall be addressed (a) if to BNYM, at 301 Bellevue Parkway, Wilmington, Delaware 19809, Attention: President (or such other address as BNYM may inform the Administrator in writing); (b) if to the Administrator, at ___________, Attention: ___________ (or such other address as the Administrator may inform BNYM in writing) or (c) if to neither of the foregoing, at such other address as shall have been given by like notice to the sender of any such notice or other communication by the other party.  If notice is sent by confirming telegram, cable, telex or facsimile sending device, it shall be deemed to have been given immediately.  If notice is sent by first-class mail, it shall be deemed to have been given three days after it has been mailed.  If notice is sent by messenger, it shall be deemed to have been given on the day it is delivered.

17.           Amendments.  This Agreement, or any term thereof, may be changed or waived only by written amendment, signed by the party against whom enforcement of such change or waiver is sought.

18.           Assignment; Delegation and Subcontracting.  BNYM may assign this Agreement and/or delegate its rights and duties hereunder to any affiliate of BNYM, provided that BNYM gives the Administrator thirty (30) days prior written notice of such assignment. BNYM may subcontract with, hire, engage or otherwise outsource to any third party with respect to the performance of any one or more of the functions, services, duties or obligations of BNYM under this Agreement but any such subcontracting, hiring, engaging or outsourcing shall not relieve BNYM of any of its liabilities hereunder.

19.           Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

20.           Further Actions.  Each party agrees to perform such further acts and execute such further documents as are necessary to effectuate the purposes hereof.

21.	Miscellaneous.

(a) Notwithstanding anything in this Agreement to the contrary, the Administrator agrees to notify BNYM of any modifications made to a Fund’s registration statement or any policies adopted by a Fund which would affect materially the obligations or responsibilities of BNYM hereunder which will require the prior written approval of BNYM, which approval shall not be unreasonably withheld or delayed. The scope of services to be provided by BNYM under this Agreement shall not be increased as a result of new or revised regulatory or other requirements that may become applicable with respect to the Fund, unless the parties hereto expressly agree in writing to any such increase.

(b) During the term of this Agreement and for one year thereafter, neither the Administrator nor a Fund shall (with the exceptions noted in the immediately succeeding sentence) knowingly solicit or recruit for employment or hire any of BNYM’s employees.  To “knowingly” solicit, recruit or hire within the meaning of this provision does not include, and therefore does not prohibit, solicitation, recruitment or hiring of a BNYM employee by the Administrator, a Fund, a Fund’s sponsor or an affiliate of a Fund if the BNYM employee was identified by such entity solely as a result of the BNYM employee’s response to a general advertisement by such entity in a publication of trade or industry interest or other similar general solicitation by such entity.

(c) Except as expressly provided in this Agreement, BNYM hereby disclaims all representations and warranties, express or implied, made to the Administrator, a Fund or any other person, including, without limitation, any warranties regarding quality, suitability, merchantability, fitness for a particular purpose or otherwise (irrespective of any course of dealing, custom or usage of trade), of any services or any goods provided incidental to services provided under this Agreement.  BNYM disclaims any warranty of title or non-infringement except as otherwise set forth in this Agreement.

(d) This Agreement embodies the entire agreement and understanding between the parties and supersedes all prior agreements and understandings relating to the subject matter hereof, provided that the parties may embody in one or more separate documents their agreement, if any, with respect to delegated duties.  The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. Notwithstanding any provision hereof, the services of BNYM are not, nor shall they be construed as constituting, legal advice or the provision of legal services for or on behalf of the Administrator, a Fund or any other person. Neither this Agreement nor the provision of services under this Agreement establishes or is intended to establish an attorney-client relationship between the Administrator or a Fund and BNYM.

(e) The Administrator will cause each Fund to provide such information and documentation as BNYM may reasonably request in connection with services provided by BNYM with respect to such Fund.

(f) This Agreement shall be deemed to be a contract made in Delaware and governed by Delaware law, without regard to principles of conflicts of law.

(g) If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.  This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Except as may be explicitly stated in this Agreement, (i) this Agreement is not for the benefit of any other person or entity and (ii) there shall be no third party beneficiaries hereof.

(h) The facsimile signature of any party to this Agreement shall constitute the valid and binding execution hereof by such party.

(i) To help the U.S. government fight the funding of terrorism and money laundering activities, U.S. Federal law requires each financial institution to obtain, verify, and record certain information that identifies each person who initially opens an account with that financial institution on or after October 1, 2003. Certain of BNYM’s affiliates are financial institutions, and BNYM may, as a matter of policy, request (or may have already requested) the Administrator’s name, address and taxpayer identification number or other government-issued identification number, and, if such party is a natural person, that party’s date of birth. BNYM may also ask (and may have already asked) for additional identifying information, and BNYM may take steps (and may have already taken steps) to verify the authenticity and accuracy of these data elements.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

BNY MELLON INVESTMENT
SERVICING (US) INC.

By:           ___________________

Name:           Jay F. Nusblatt

Title:           Managing Director

TOUCHSTONE ADVISORS, INC.

By:

Title:

EXHIBIT A

THIS EXHIBIT A, dated as of _________, _____ is Exhibit A to that certain Sub-Administration and Accounting Services Agreement dated as of ________, _____ between BNY Mellon Investment Servicing (US) Inc. and Touchstone Advisors, Inc.

Fund Name                                                                                                                  Portfolio

Touchstone Strategic Trust	Touchstone Diversified Small Cap Growth Fund Touchstone Growth Opportunities Fund Touchstone Large Cap Growth Fund Touchstone Mid Cap Growth Fund
Touchstone Tax-Free Trust	Touchstone Ohio Tax-Free Bond Fund Touchstone Ohio Tax-Free Money Market Fund Touchstone Tax-Free Money Market Fund
Touchstone Investment Trust	Touchstone Core Bond Fund Touchstone High Yield Fund Touchstone Institutional Money Market Fund Touchstone Money Market Fund
Touchstone Institutional Funds Trust	Touchstone Sands Capital Institutional Growth Fund
Touchstone Variable Series Trust
Touchstone VT Baron Small Cap Growth Fund
Touchstone VT Core Bond Fund
Touchstone VT High Yield Fund
Touchstone VT Large Cap Core Equity Fund
Touchstone VT Mid Cap Growth Fund
Touchstone VT Money Market Fund
Touchstone VT Third Avenue Value Fund
Toucshtone VT Aggressive ETF Fund
Touchstone VT Conservative ETF Fund
Touchstone VT  Enhanced ETF Fund
Touchstone VT Moderate ETF Fund

Touchstone Funds Group Trust
Touchstone Capital Appreciation Fund
Touchstone Emerging Markets Equity Fund
Touchstone Emerging Markets Equity Fund II
Touchstone Focused Equity Fund
Touchstone Global Equity Fund
Touchstone Global Real Estate Fund
Touchstone Intermediate Fixed Income Fund
Touchstone International Fixed Income Fund
Touchstone Large Cap Relative Value Fund
Touchstone Market Neutral Equity Fund
Touchstone Mid Cap Fund
Touchstone Mid Cap Value Fund
Touchstone Premium Yield Equity Fund
Touchstone Sands Capital Select Growth Fund
Touchstone Short Duration Fixed Income  Fund
Touchstone Small Cap Core Fund
Touchstone Small Cap Value Fund
Touchstone Total Return Bond Fund
Touchstone Ultra Short Duration Fixed Income Fund
Touchstone Merger Arbitrage Fund

APPENDIX A

Definitions

As used in this Agreement:

(a)	“1933 Act” means the Securities Act of 1933, as amended.

(b)	“1934 Act” means the Securities Exchange Act of 1934, as amended.

(c)
“Authorized Person” means any officer of the Fund and any other person duly authorized by the Fund’s Board of Directors to give Oral Instructions or Written Instructions on behalf of the Fund.  An Authorized Person’s scope of authority may be limited by setting forth such limitation in a written document signed by both parties hereto.

(d)
“Oral Instructions” mean oral instructions received by BNYM from an Authorized Person or from a person reasonably believed by BNYM to be an Authorized Person.  BNYM may, in its sole discretion in each separate instance, consider and rely upon instructions it receives from an Authorized Person via electronic mail as Oral Instructions.

(e)	“SEC” means the Securities and Exchange Commission.

(f)	“Securities Laws” means the 1933 Act, the 1934 Act and the 1940 Act.

(g)	“Shares” means the shares of beneficial interest of any series or class of the Fund.

(h)
“Written Instructions” mean (i) written instructions signed by an Authorized Person (or a person reasonably believed by BNYM to be an Authorized Person) and received by BNYM or (ii) trade instructions transmitted (and received by BNYM) by means of an electronic transaction reporting system access to which requires use of a password or other authorized identifier.  The instructions may be delivered electronically (with respect to sub-item (ii) above) or by hand, mail, tested telegram, cable, telex or facsimile sending device.